Exhibit 10.39

Deltek Systems, Inc.	703 734 8606	www.deltek.com
13880 Dulles Corner Lane	800.456.2009
Herndon Virginia 20171-4600	703.734.0346 fax

DELTEK SYSTEMS, INC.

STOCK APPRECIATION RIGHT AGREEMENT

THIS STOCK APPRECIATION RIGHT AGREEMENT (the “Agreement”) is made and entered into by and between Deltek Systems, Inc. (the “Company”) and Richard P. Lowrey (the “Grantee”)

Pursuant to the Deltek Systems, Inc. 2002 Stock Appreciation Right Plan (the “Plan”) the Company has granted a stock appreciation right to the Grantee in respect to the Company’s common stock (the “Stock”) exercisable for cash compensation (and not shares of Stock) pursuant to the terms and conditions set forth in the Plan and this Agreement (the “SAR”). The SAR shall in all respects be subject to the terms and conditions of the Plan, the provisions of which are incorporated herein by reference:

1. Definitions and Construction.

1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Plan. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Date of Grant” means January 1, 2004.

(b) “Exercise Price” means $9.21, as adjusted from time to time pursuant to Section 5.

(c) “Initial Vesting Date” means January 1, 2005.

(d) “Number of SARs” means 20,000, as adjusted from time to time pursuant to Section 5.

(e) “SAR Expiration Date” means January 1, 2014 [10 years after date of grant].

(f) “Vested Percentage” means, on any relevant date, the percentage determined as follows:

(i) Prior to the Initial Vesting Date, the Vested Percentage shall be zero percent (0%)

(ii) On the Initial Vesting Date, provided the Grantee’s Service is continuous from the Date of Option Grant until the Initial Vesting Date, the Vested Percentage shall be twenty-five percent (25%).

(iii) For each full year of the Grantee’s continuous Service from the Initial Vesting Date, the Vested Percentage shall be increased by an additional twenty-five percent (25%), but in no event beyond one hundred percent (100%).

(iv) Notwithstanding the foregoing, the Company may make a pro rata reduction in the Vested Percentage as determined above to account for any periods of part-time Service by the Grantee on the basis of the ratio of hours actually worked during a year to 1,896 hours. In addition, unless otherwise designated by the Company (or required by law), a leave of absence shall not be treated as Service for purposes of determining the Grantee’s Vested Percentage.]

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural, and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

1. Termination of Stock Option Rights. This Agreement cancels and terminates Grantee’s participation, rights and interests in and to any and all options to purchase shares of Stock.

2. Exercise of the SAR.

2.1 Right to Exercise. Except as otherwise provided herein or in the Plan, the SAR shall be exercisable on and after the Initial Vesting Date during any SAR Exercise Period prior to the termination of the SAR (as provided in Section 4) in an amount not to exceed the Number of SARs multiplied by the Vested Percentage less the number of SARs previously exercised; provided, however, the Company reserves the right to limit the total amount to be paid upon the exercise of the SAR during any SAR Exercise Period, on a pro rata basis based on the total number of stock appreciation rights exercised by grantees under the Plan during such SAR Exercise Period, if and to the extent that the Board determines, in its sole and absolute discretion, that the Company’s payment of the aggregate proceeds of all stock appreciation rights exercised during such SAR Exercise Period would adversely affect the Company (after taking into consideration payment of some or all of (i) any unpaid amounts deferred from any prior SAR Exercise Period and (ii) the proceeds of stock appreciation rights exercised during such SAR Exercise Period pursuant to any other stock appreciation right plans of the Company). If the Company exercises such right not to pay the Grantee some or all of the amounts due upon exercise of the SAR, the Company shall pay the amounts not paid, plus simple interest accrued thereon from the date that payment of such amount was due pursuant to Section 3.3 at a per annum rate equal to LIBOR, promptly after the Board determines, in its sole and absolute discretion, that the Company’s payment of such amounts no longer would adversely affect the Company. All determinations by the Board under this Section 3.1 shall be final and binding upon all persons having an interest in the SAR.

2.2 Method of Exercise. Exercise of the SAR shall be by written notice to the Company, in the form attached hereto as Exhibit A, which must state the election to exercise the SAR, the number of SARs being exercised and the Exercise Price, The written notice must he signed by the Grantee and must be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Chief Financial Officer of the Company, or other authorized representative of the Participating Company Group, during a SAR Exercise Period prior to the termination of the SAR pursuant to Section 4. The SAR shall be deemed to be exercised upon receipt by the Company of such written notice.

2.3 Payment. Subject to the Company’s rights under Section 3.1 to pro-rate exercise requests and under Section 3.5 not to make payment and subject to the withholding of applicable payroll, withholding and other taxes, the Company shall, within fifteen (15) days after the end of the applicable SAR Exercise Period during which the SAR was exercised, pay the Grantee an amount equal to the product of (a) the number of SARs properly exercised by the Grantee in accordance with the Plan and this Agreement multiplied by (b) an amount equal to the Value of a share of Stock less the Exercise Price.

2.4 Determination of Value. The Board shall determine the Value of a share of Stock in connection with the exercise of the SAR in accordance with the Plan.

2:5 Restriction on Payment. If the Company is restricted by law or any agreement or instrument from paying the Grantee some or all of the amount due upon exercise of the SAR, the Company shall not be required to pay Grantee upon exercise but shall be required to pay Grantee such amount, plus simple interest accrued thereon from the date that payment of such amount was due pursuant to Section 3.3 at a per annum rate equal to LIBOR, promptly after the Company is no longer so restricted from paying the Grantee.

2.6 Cash-Out Event. If a Cash-Out Event occurs prior to the SAR Expiration Date, the SAR, to the extent then unexercised and exercisable pursuant to the terms of the Plan and this Agreement, shall be deemed to have been exercised immediately prior to the consummation of such Cash-Out Event, and the Company shall pay to the Grantee (or, if applicable, to the Grantee’s guardian, legal representative or heirs) the amount, in cash or in kind, determined in accordance with this Section 3, within fifteen (15) days after the closing of the Cash-Out Event. SARs, to the extent not exercised, shall terminate and cease to be outstanding immediately prior to the consummation of such Cash-Out Event.

2.7 Payment in Kind. In the event that, in connection with any Cash-Out Event, the holders of Stock receive consideration in a form other than cash, the Board may decide that a Grantee shall receive, upon exercise of a SAR, a payment in kind of the same type and same proportions as is paid in respect of each share of Stock in connection with the Cash-Out Event. All determinations of the type and proportion of any payment in kind shall be made by the Board. The Board’s determination (i) to make an in-kind payment and (ii) of the type and proportion of any payment in kind shall be final and binding upon all persons having an interest in the Plan or any affected SAR.

3. Termination of the SAR. The SAR shall terminate and may no longer be exercised on the first to occur of (a) the SAR Expiration Date, (b) the last date for exercising the SAR following termination of the Grantee’s Service as described in the Plan, (c) a Cash-Out Event to the extent provided in Section 3 6, or (d) a dissolution or liquidation of the Company to the extent provided in the Plan.

4. Adjustments for Changes in Capital Structure. In the event of any change in the outstanding shares of Stock in the Company by reason of any stock dividend, stock split,

reverse stock split, recapitalization, merger, consolidation, share exchange, combination, reclassification or similar change in the capital structure of the Company, the number of unexercised SARs then outstanding and the terms thereof, including without limitation the Exercise Price, shall be adjusted in a fair and equitable manner as determined by the Board, in its sole and absolute discretion, to the extent necessary to preserve the benefits of the SARs to the Grantee and the Company. Notwithstanding the foregoing, any fractional SAR resulting from an adjustment pursuant to this Section shall be rounded up or down to the nearest whole number, as determined by the Board. The adjustments determined by the Board pursuant to this Section shall be final and binding upon all persons having an interest in the SARs.

5. Rights as a Stockholder, Employee, Director or Consultant. Nothing in the Plan or this Agreement shall confer upon any Grantee any rights as a stockholder in the Company or any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Grantee’s Service as an Employee, Director or Consultant, as the case may be, at any time.

6. Tax Withholding. The Company shall have the right to deduct from any amount payable upon exercise of the SAR, or require the Grantee through a cash payment or otherwise to make adequate provision for the payment of, applicable payroll, withholding and other taxes required by law to be withheld by the Participating Company Group.

7. Administration. All questions of interpretation concerning this Agreement shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the SAR. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election, which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, determination or election,

8. Nontransferability of the SAR. The SAR may be exercised during the lifetime of the Grantee only by the Grantee or the Grantee’s guardian or legal representative and may not be assigned or transferred in any manner except by will or by the laws of descent and distribution. Following the death of the Grantee, the SAR, to the extent provided in the Plan, may be exercised by the Grantee’s legal representative or by any person empowered to do so under the deceased Grantee’s will or under the then applicable laws of descent and distribution.

9. Binding Effect. Subject to the restrictions on transfer set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10. Termination or Amendment. The Board may terminate or amend the Plan or the SAR at any time; provided, however, that except as provided in the Plan in connection with a dissolution or liquidation of the Company, no such termination or amendment may adversely affect the SAR or any unexercised portion hereof without the consent of the Grantee. No amendment or addition to this Agreement shall be effective unless in writing

11. Integrated Agreement. This Agreement and the Plan constitute the entire understanding and agreement of the Grantee and the Participating Company Group with respect to the subject matter contained herein or therein, and there are no agreements, understandings, restrictions, representations, or warranties among the Grantee and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of this Agreement shall survive any exercise of the SAR and shall remain in full force and effect.

12. Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia as such laws are applied to agreements between Virginia residents entered into and to be performed entirely within the Commonwealth of Virginia.

DELTEK SYSTEMS, INC.

By:	/s/ Babette T. Aller
Title:	Corporate Secretary

The Grantee represents that the Grantee is familiar with the terms and provisions of this Agreement and hereby accepts the SAR subject to all of the terms and provisions thereof. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement. The undersigned acknowledges receipt of a copy of the Plan.

/s/ Richard P. Lowrey
GRANTEE

Date: 1/31/04

Exhibit

A - Exercise Notice

Exhibit A

STOCK APPRECIATION RIGHT

EXERCISE NOTICE

Date:

Deltek Systems, Inc.

13880 Dulles Corner Lane

Herndon, VA 20171

Attention. Chief Financial Officer

Ladies and Gentlemen:

The undersigned (the “Grantee”) was granted a stock appreciation right (the “SAR”) by Deltek Systems, Inc. (the “Company”) pursuant to the Company’s 2002 Stock Appreciation Right Plan (the “Plan”) and that certain Stock Appreciation Right Agreement between the Company and undersigned dated                     , 200     (the “Agreement”).

The Grantee hereby elects to exercise the SAR as to a total of                      SARs having an exercise price of $                     per SAR.

The Grantee authorizes payroll withholding and otherwise will make adequate provision for foreign, federal and state tax withholding obligations of the Company, if any.

The Grantee acknowledges and agrees that the SAR is being exercise by the Grantee in accordance with and subject to the terms, provisions and conditions of the Plan and Agreement.

(Signature)

(Grantee’s Name Printed)

Receipt of the above is hereby acknowledged:

DELTEK SYSTEMS, INC.

By:
Name:
Title:
Dated:

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